Exhibit 99.1

Blue Apron Holdings, Inc. Reports Third Quarter 2020 Results

Key Highlights:

●	Net revenue for the third quarter of 2020 increased 13% year over year to $112.3 million in part due to the ongoing positive impact on consumer behavior from the pandemic, as well as the continued execution of the company’s growth strategy. Net revenue was negatively impacted by approximately $2.0 million of credits issued for customer boxes affected by a voluntary recall of onions supplied to the company.
●	Key customer metrics’ year-over-year growth continued as Average Revenue per Customer increased 22% to $314, Orders per Customer rose 20% to 5.4, and Average Order Value grew 2% to approximately $59, despite a 7% decrease in Customers partially as a result of labor availability challenges.
●	Net loss improved $10.9 million, or 42%, year over year to $(15.3) million; adjusted EBITDA improved $8.4 million, or 64%, year over year to $(4.7) million.
●	Strengthened balance sheet and improved financial flexibility with an underwritten public equity offering in August followed by the refinancing of debt in October with a new senior secured term loan that matures in March 2023.
●	Subsequent to the third quarter, the Board of Directors concluded its review of strategic alternatives.

New York, NY – October 29, 2020 – Blue Apron Holdings, Inc. (NYSE: APRN) announced today financial results for the quarter ended September 30, 2020.

“Our third quarter operating results, including the 13% year over year net revenue improvement, exceeded our guidance reflecting continued momentum,” said Linda Findley Kozlowski, Blue Apron Chief Executive Officer. “Our growth initiatives, such as continued product innovation to provide more variety, flexibility and choice, and more efficient marketing to drive higher attraction and engagement, are key factors in the consistent improvements we are generating in Orders per Customer and Average Order Value. These efforts led to Average Revenue per Customer exceeding $300 for the second consecutive quarter. While challenges with labor availability have impacted our ability to address all of the increased demand, and we expect some capacity constraints to continue through year-end, we are using the fourth quarter to continue implementing optimizations across our fulfillment centers. We believe these efforts will position us to more effectively address demand and enable us to drive increases in customers and revenue forecasted for the first quarter of 2021.”

Operational Improvements in Fulfillment Centers to Address Demand

In addition to the company’s new product initiatives that will provide more variety for customers, the company recently implemented several efficiencies to improve productivity at a time when labor availability remains challenged. Over the last two months, the company has implemented a number of operating practice improvements across its facilities, including labor, packing and equipment optimizations. Where the company has deployed these improvements, labor required per pack line decreased by approximately 18% and labor minutes per box was lowered by nearly 22%.

Enhanced Financial Flexibility to Support Growth Initiatives

In August, the company completed an underwritten public offering of 4,000,000 shares of Class A common stock which generated net proceeds, after underwriting discounts and commissions and expenses, of $32.9 million. Approximately $10.8 million of the net proceeds from the offering was used for a mandatory prepayment on the company’s revolving credit facility. Reflecting these transactions, the company ended the third quarter with $58.7 million in cash and cash equivalents.

In October, the company entered into a new $35.0 million senior secured term loan that matures in March 2023.  The net proceeds of the new senior secured term loan, together with cash on hand of approximately $10.3 million, paid off the remaining outstanding balance on the revolving credit facility that was due to mature in August 2021.

Conclusion of Strategic Review Process

In light of the recent equity financing, debt refinancing, and continued improvements in the business resulting from both the company’s growth initiatives and the positive impact on demand from the COVID-19 pandemic, the Board of Directors has concluded its review of strategic alternatives that was announced earlier this year.  The Board of Directors and management will continue to evaluate and look for opportunities in the ordinary course to enhance shareholder value.

Third Quarter 2020 Financial Results

●	Net revenue in the third quarter of 2020 increased 13% year over year to $112.3 million, which was negatively impacted by approximately $2.0 million related to customer credits issued as a result of a voluntary recall of onions supplied to the company. The increase in net revenue, despite a decrease in Customers, was primarily due to an increase in Orders per Customer and Average Order Value during the three months ended September 30, 2020, reflecting, in part, changes in consumer behavior due to the COVID-19 pandemic as customers ordered more frequently and added more meals per order as well as the continued execution of the company’s growth strategy. Net revenue decreased 14% sequentially quarter-over-quarter, largely reflecting seasonal trends in the business.
●	Cost of goods sold, excluding depreciation and amortization (COGS), as a percentage of net revenue improved 130 basis points year over year to 66.4% from 67.7% primarily driven by decreases in shipping and fulfillment packaging costs due to pricing improvements and increased use of more cost-efficient fulfillment packaging, partially offset by an increase in labor and food and packaging costs largely due to investments made to increase fulfillment center capacity in response to increased customer demand during the COVID-19 pandemic.
●	Marketing expenses were $10.9 million, or 9.7% as a percentage of net revenue, in the third quarter of 2020, compared to $12.1 million, or 12.2% as a percentage of net revenue, in the third quarter of 2019, as the company moderated marketing efforts to help manage fulfillment center capacity.
●	Product, technology, general and administrative (PTG&A) expenses decreased 5% year over year to $33.7 million in the third quarter of 2020 from $35.3 million in the third quarter of 2019, reflecting the company’s continued focus on expense management, optimization of its cost structure and, in part, savings realized from the Arlington facility closure in May 2020.
●	Net loss was $15.3 million and diluted loss per share was $0.96, in the third quarter of 2020, based on 15.9 million weighted-average common shares outstanding, compared to a net loss of $26.2 million and diluted loss per share of $1.99, in the third quarter of 2019, based on 13.1 million weighted-average common shares outstanding. Net loss increased $16.4 million quarter over quarter from net income of $1.1 million in the second quarter of 2020.

●	Adjusted EBITDA improved 64% year over year to $(4.7) million in the third quarter of 2020, compared to $(13.2) million in the third quarter of 2019. Adjusted EBITDA decreased by $15.8 million quarter over quarter from income of $11.1 million in the second quarter of 2020.

Key Customer Metrics

●	Key customer metrics included in the chart below reflect the company’s deliberate marketing investments while executing on strategic priorities, as well as trends of the business and seasonality.

	Three Months Ended
	September 30,	June 30,	September 30,
	2020	2020	2019
Orders (in thousands)	1,917	2,152	1,726
Customers (in thousands)	357	396	386
Average Order Value	$58.56	$60.88	$57.60
Orders per Customer	5.4	5.4	4.5
Average Revenue per Customer	$314	$331	$258

For a description of how Blue Apron defines and uses these key customer metrics, please see “Use of Key Customer Metrics” below.

Liquidity and Capital Resources

●	Cash and cash equivalents were $58.7 million as of September 30, 2020.
●	Cash used in operating activities totaled $7.1 million for the third quarter of 2020 compared to cash used in operating activities of $7.8 million in the third quarter of the prior year.
●	Capital expenditures totaled $1.9 million for the third quarter of 2020, compared to $1.1 million in the third quarter of 2019.
●	Free cash flow was $(9.1) million for the third quarter of 2020 compared to free cash flow of $(8.9) million in the third quarter of 2019.

Outlook

Blue Apron today provided an outlook for certain fourth quarter 2020 financial metrics, reflecting certain assumptions regarding the company’s business (including the impact of its operational improvements and the company’s ability in the fourth quarter to recognize the recovery of up to $2 million of customer credits issued for the onion recall), trends, historical seasonal factors, and the continuing impact of COVID-19 on its business, including as a result of changes in consumer behavior. The following guidance assumes that the company will not experience any significant disruptions in its fulfillment operations or supply chain as a result of the COVID-19 pandemic or otherwise.

For the fourth quarter, the company expects net revenue will grow approximately 15% to 19% year over year to approximately $108 to $112 million. Assuming similar historical seasonal demand and cost trends, the company expects to incur a net loss of no more than $15.0 million and an adjusted EBITDA loss of no more than $5.0 million.

For the first quarter 2021, the company expects operational improvements to continue to help address labor challenges. The company intends to increase its first quarter 2021 marketing expenditures and anticipates double digit year over year net revenue growth on a percentage basis and a year-over-year increase in Customers for that period.

Impact of COVID-19 on Blue Apron’s Business

Since late March 2020, Blue Apron has experienced increased demand for its meal kits reflecting, in part, changes to consumer behavior in response to the COVID-19 pandemic. In order to meet the increased demand, the company continued to focus on increasing capacity at its fulfillment centers, including hiring new employees, increasing wages for frontline workers, and temporarily reducing menu options, which limits the need to change production lines and allows for more time to pack meal kits. During the COVID-19 pandemic, Blue Apron has experienced hiring and attendance challenges similar to other companies. As a result, the company has, from time to time, closed some weekly offering cycles early and delayed the launch of certain new products. At the same time, the company has implemented a variety of safety measures following federal, state, and local guidelines at its fulfillment centers.

Management continues to monitor the impact of the COVID-19 pandemic on the company’s business, including changes to consumer behavior relating to cooking at home. While the company believes that a portion of the increased demand it has experienced over the last few months can be sustained through the end of this year and potentially beyond, this will likely occur at varying levels as the impact of the pandemic changes over time.

Conference Call and Webcast

Blue Apron will hold a conference call and webcast today at 8:30 a.m., Eastern Time to discuss its third quarter 2020 results and business outlook. The conference call can be accessed by dialing (877) 883-0383 or (412) 902-6506, utilizing the conference ID 4041025. Alternatively, participants may access the live webcast on Blue Apron’s Investor Relations website at investors.blueapron.com.

A recording of the webcast will also be available on Blue Apron’s Investor Relations website at investors.blueapron.com following the conference call. Additionally, a replay of the conference call can be accessed until Thursday, November 5, 2020 by dialing (877) 344-7529 or (412) 317-0088, utilizing the conference ID 10148689.

About Blue Apron

Blue Apron’s mission is to make incredible home cooking accessible to everyone. Launched in 2012, Blue Apron is reimagining the way that food is produced, distributed, and consumed, and as a result, building a better food system that benefits consumers, food producers, and the planet. Blue Apron has developed an integrated ecosystem that enables the company to work in a direct, coordinated manner with farmers and artisans to deliver high-quality products to customers nationwide at compelling values.

Forward-Looking Statements

This press release includes statements concerning Blue Apron Holdings, Inc. and its future expectations, plans and prospects that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. In some cases, you can identify forward-looking statements by terms such as "may," "should," "expects," "plans," “forecasts,” "anticipates," "could," "intends," "target," "projects," "contemplates," "believes," "estimates," "predicts," "potential," or "continue," or the negative of these terms or other similar expressions. Blue Apron has based these forward-looking statements largely on its current expectations and projections about future events and financial trends that it believes may affect its business, financial condition and results of operations. These forward-looking statements speak only as of the date of this press release and are subject to a number of risks, uncertainties and assumptions including, without limitation, the company achieving its expectations with regards to its expenses and net revenue, including its ability to recover customer credits issued in connection with its recent supplier recall in the fourth quarter of 2020 or otherwise, its ability to grow adjusted EBITDA and to achieve or maintain profitability, the continued sufficiency of the company’s cash resources, the company’s need for additional financing, its ability to effectively manage expenses and cash flows, and its ability to remain in compliance with the financial and other covenants under the company’s indebtedness; its ability, including the timing and extent, to sufficiently manage costs and to fund investments in operations from cash from operations or additional financings in amounts necessary to continue to support the execution of the company’s growth strategy; its ability, including the timing and extent, to successfully execute the company’s growth strategy, cost-effectively attract new customers and retain existing customers, continue to expand its direct-to-consumer product offerings and continue to benefit from the implementation of operational efficiency practices; its ability to sustain the increased demand resulting from the COVID-19 pandemic and to retain new customers; any material and adverse impact of the COVID-19 pandemic on the company’s operations and results, including as a result of the company’s inability to meet demand due to loss of adequate labor, whether as a result of heightened absenteeism or challenges in recruiting and retention or otherwise, prolonged closures, or series of temporary closures, of one or more fulfillment centers and supply chain or carrier interruptions or delays; changes in consumer behaviors that could lead to declines in demand, both as COVID-19 related restrictions continue to be lifted to varying degrees across the United States, and/or consumer fears dissipate, and/or as a result of the COVID-19 pandemic’s impact on financial markets and economic conditions, including on consumer spending habits; achieving its expectations regarding the benefits and expected costs and charges associated with the company’s closure of its Arlington, Texas fulfillment center; its ability to maintain and grow the value of the company’s brand and reputation; its expectations regarding, and the stability of, its supply chain, including potential shortages or interruptions in the supply or delivery of ingredients, as a result of COVID-19 or otherwise; its ability to maintain food safety and prevent food-borne illness incidents and its susceptibility to supplier-initiated recalls; its ability to accommodate general changes in consumer tastes and preferences or in consumer spending; its ability to effectively compete; its ability to attract and retain qualified employees and key personnel in sufficient numbers; its ability to comply with modified or new laws and regulations applying to its business; risks resulting from its vulnerability to adverse weather conditions, natural disasters and public health crises, including pandemics; its ability to obtain and maintain intellectual property protection; and other risks more fully described in the company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2020 filed with the Securities and Exchange Commission (“SEC”) on July 29, 2020, the company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2020 to be filed with the SEC, and in other filings that the company may make with the SEC in the future. The company assumes no obligation to update any forward-looking statements contained in this press release as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Information

This press release includes non-GAAP financial measures, adjusted EBITDA and free cash flow, that are not prepared in accordance with, nor an alternative to, financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). In addition, these non-GAAP financial measures are not based on any standardized methodology prescribed by GAAP and are not necessarily comparable to similarly-titled measures presented by other companies.

The company defines adjusted EBITDA as net earnings (loss) before interest income (expense), net, other operating expense, other income (expense), net, benefit (provision) for income taxes and depreciation and amortization, adjusted to eliminate share-based compensation expense. The company presents adjusted EBITDA because it is a key measure used by the company’s management and board of directors to understand and evaluate the company’s operating performance, generate future operating plans and make strategic decisions regarding the allocation of capital. In particular, the company believes that the exclusion of certain items in calculating adjusted EBITDA can produce a useful measure for period-to-period comparisons of the company’s business. Further, Blue Apron uses adjusted EBITDA to evaluate its operating performance and trends and make planning decisions, and it believes that adjusted EBITDA helps identify underlying trends in its business that could otherwise be masked by the effect of the items that the company excludes. Accordingly, Blue Apron believes that adjusted EBITDA provides useful information to investors and others in understanding and evaluating its operating results, enhancing the overall understanding of the company’s past performance and future prospects, and allowing for greater transparency with respect to key financial metrics used by its management in its financial and operational decision-making.

There are a number of limitations related to the use of adjusted EBITDA rather than net income (loss), which is the most directly comparable GAAP equivalent. Some of these limitations are:

●	adjusted EBITDA excludes share-based compensation expense, as share-based compensation expense has recently been, and will continue to be for the foreseeable future, a significant recurring expense for the company’s business and an important part of its compensation strategy;
●	adjusted EBITDA excludes depreciation and amortization expense and, although these are non-cash expenses, the assets being depreciated may have to be replaced in the future;
●	adjusted EBITDA excludes other operating expense, as other operating expense represents a charge for an estimated legal settlement and non-cash impairment charges;
●	adjusted EBITDA does not reflect interest expense, or the cash requirements necessary to service interest, which reduces cash available to us;
●	adjusted EBITDA does not reflect income tax payments that reduce cash available to us; and
●	other companies, including companies in the company’s industry, may calculate adjusted EBITDA differently, which reduces its usefulness as a comparative measure.

The company defines free cash flow as net cash from (used in) operating activities less purchases of property and equipment. The company presents free cash flow because it is used by the company’s management and board of directors as an indicator of the amount of cash the company generates or uses and to evaluate the company’s ability to satisfy current and future obligations and to fund future business opportunities. Accordingly, Blue Apron believes that free cash flow provides useful information to investors and others in understanding and evaluating its operating results, enhancing the overall understanding of the company’s ability to satisfy its financial obligations and pursue business opportunities, and allowing for greater transparency with respect to a key financial metric used by its management in its financial and operational decision making.

There are a number of limitations related to the use of free cash flow rather than net cash from (used in) operating activities, which is the most directly comparable GAAP equivalent. Some of these limitations are:

●	free cash flow is not a measure of cash available for discretionary expenditures since the company has certain non-discretionary obligations such as debt repayments or capital lease obligations that are not deducted from the measure; and
●	other companies, including companies in the company’s industry, may calculate free cash flow differently, which reduces its usefulness as a comparative measure.

Because of these limitations, adjusted EBITDA and free cash flow should be considered together with other financial information presented in accordance with GAAP. A reconciliation of these non-GAAP financial measures to the most directly comparable measures calculated in accordance with GAAP is set forth below under the heading “Reconciliation of Non-GAAP Financial Measures”.

Use of Key Customer Metrics

This press release includes various key customer metrics that we use to evaluate our business and operations, measure our performance, identify trends affecting our business, project our future performance, and make strategic decisions. You should read these metrics in conjunction with our financial statements. We define and determine our key customer metrics as follows:

Orders

We define Orders as the number of paid orders by our Customers across our meal, wine and market products sold on our e-commerce platforms in any reporting period, inclusive of orders that may have eventually been refunded or credited to customers.

Customers

We determine our number of Customers by counting the total number of individual customers who have paid for at least one Order from Blue Apron across our meal, wine or market products sold on our e-commerce platforms in a given reporting period.

Average Order Value

We define Average Order Value as our net revenue from our meal, wine and market products sold on our e-commerce platforms in a given reporting period divided by the number of Orders in that period.

Orders per Customer

We define Orders per Customer as the number of Orders in a given reporting period divided by the number of Customers in that period.

Average Revenue per Customer

We define Average Revenue per Customer as our net revenue from our meal, wine and market products sold on our e-commerce platforms in a given reporting period divided by the number of Customers in that period.

Media Contact

Muriel Lussier

Blue Apron

muriel.lussier@blueapron.com

Investor Contact

investor.relations@blueapron.com

aprn@jcir.com

BLUE APRON HOLDINGS, INC.

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	September 30,	December 31,
	2020	2019
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$58,722	$43,531
Accounts receivable, net	112	248
Inventories, net	19,468	25,106
Prepaid expenses and other current assets	22,951	8,864
Total current assets	101,253	77,749
Property and equipment, net	129,163	181,806
Other noncurrent assets	4,472	6,510
TOTAL ASSETS	$234,888	$266,065
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES:
Accounts payable	$27,159	$23,972
Accrued expenses and other current liabilities	36,398	30,366
Current portion of long-term debt	9,136	—
Deferred revenue	5,773	6,120
Total current liabilities	78,466	60,458
Long-term debt	34,028	53,464
Facility financing obligation	35,971	71,689
Other noncurrent liabilities	12,775	12,455
TOTAL LIABILITIES	161,240	198,066
TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	73,648	67,999
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$234,888	$266,065

BLUE APRON HOLDINGS, INC.

Condensed Consolidated Statement of Operations

(In thousands, except share and per-share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019

Net revenue	$112,253	$99,490	$345,150	$360,546
Operating expenses:
Cost of goods sold, excluding depreciation and amortization	74,499	67,393	213,005	221,570
Marketing	10,862	12,127	37,455	36,074
Product, technology, general and administrative	33,687	35,333	100,397	109,599
Depreciation and amortization	5,871	7,303	18,799	24,279
Other operating expense	1,100	1,261	4,567	1,491
Total operating expenses	126,019	123,417	374,223	393,013
Income (loss) from operations	(13,766)	(23,927)	(29,073)	(32,467)
Interest income (expense), net	(1,482)	(2,260)	(5,178)	(6,718)
Income (loss) before income taxes	(15,248)	(26,187)	(34,251)	(39,185)
Benefit (provision) for income taxes	(14)	(9)	(42)	(34)
Net income (loss)	$(15,262)	$(26,196)	$(34,293)	$(39,219)

Net income (loss) per share - basic	$(0.96)	$(1.99)	$(2.41)	$(3.01)
Net income (loss) per share - diluted	$(0.96)	$(1.99)	$(2.41)	$(3.01)
Weighted-average shares outstanding - basic	15,861,948	13,133,056	14,206,273	13,049,851
Weighted-average shares outstanding - diluted	15,861,948	13,133,056	14,206,273	13,049,851

BLUE APRON HOLDINGS, INC.

Condensed Consolidated Statement of Cash Flows

(In thousands)

(Unaudited)

	Nine Months Ended
	September 30,
	2020	2019

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(34,293)	$(39,219)
Adjustments to reconcile net income (loss) to net cash from (used in) operating activities:
Depreciation and amortization of property and equipment	18,799	24,279
Loss (gain) on disposal of property and equipment	—	273
Loss (gain) on build-to-suit accounting derecognition	(4,936)	—
Loss on impairment	7,662	1,261
Changes in reserves and allowances	(235)	(1,102)
Share-based compensation	6,338	6,669
Non-cash interest expense	546	372
Changes in operating assets and liabilities:	2,067	1,895
Net cash from (used in) operating activities	(4,052)	(5,572)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(4,777)	(3,900)
Proceeds from sale of property and equipment	165	378
Net cash from (used in) investing activities	(4,612)	(3,522)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock, net of offering costs	32,867	—
Repayments of debt	(10,846)	—
Payments of debt issuance costs	—	(24)
Proceeds from exercise of stock options	477	54
Principal payments on capital lease obligations	(166)	(185)
Net cash from (used in) financing activities	22,332	(155)
NET INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS, AND RESTRICTED CASH	13,668	(9,249)
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH — Beginning of period	46,443	97,307
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH — End of period	$60,111	$88,058

BLUE APRON HOLDINGS, INC.

Reconciliation of Non-GAAP Financial Measures

(In thousands)

(Unaudited)

	Three Months Ended
	September 30,	June 30,	September 30,
	2020	2020	2019
Reconciliation of net income (loss) to adjusted EBITDA
Net income (loss)	$(15,262)	$1,114	$(26,196)
Share-based compensation	2,089	2,009	2,212
Depreciation and amortization	5,871	6,175	7,303
Other operating expense	1,100	269	1,261
Interest (income) expense, net	1,482	1,541	2,260
Provision (benefit) for income taxes	14	19	9
Adjusted EBITDA	$(4,706)	$11,127	$(13,151)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Reconciliation of net cash from (used in) operating activities to free cash flow
Net cash from (used in) operating activities	$(7,121)	$(7,790)	$(4,052)	$(5,572)
Purchases of property and equipment	(1,937)	(1,076)	(4,777)	(3,900)
Free cash flow	$(9,058)	$(8,866)	$(8,829)	$(9,472)

Fourth Quarter 2020 Outlook

Three Months Ended
December 31, 2020
Low
Reconciliation of net income (loss) to adjusted EBITDA
Net income (loss)	$(15,000)
Share-based compensation	2,000
Depreciation and amortization	6,000
Interest (income) expense, net	2,000
Provision (benefit) for income taxes	0
Adjusted EBITDA	$(5,000)